Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement on Form S-8 No. 333-182762 pertaining to the 2005 Equity Incentive Plan, 2012 Equity Incentive Plan as amended and the 2012 Employee Stock Purchase Plan as amended of Palo Alto Networks, Inc. and

(2)
Registration Statements on Form S-8 No. 333-191340, 333-198859, 333-207003, 333-213547 and 333-220383 pertaining to the 2012 Equity Incentive Plan as amended and the 2012 Employee Stock Purchase Plan as amended of Palo Alto Networks, Inc.;

of our reports dated September 13, 2018, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in this Annual Report (Form 10-K) of Palo Alto Networks, Inc. for the year ended July 31, 2018.

/s/ Ernst & Young LLP

San Jose, California
September 13, 2018